UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

December 20, 2007

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4433 Baldwin Boulevard

Corpus Christi, Texas 78408

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement

On December 20, 2007, Stripes LLC (“Stripes”), a wholly-owned subsidiary of Susser Holdings Corporation (together with Stripes, the “Company”), and McLane Company, Inc. (“McLane”) entered into a new distribution service agreement (the “Distribution Service Agreement”) replacing the Company’s previous agreement with McLane which would have expired at year end. The Company currently purchases approximately 40% of the merchandise sold in its convenience stores, including most tobacco and grocery items, from McLane.

Under the Distribution Service Agreement, which covers all of the Company’s existing Stripes-branded convenience stores and all of its recently-acquired Town & Country-branded convenience stores, the Company will purchase products at McLane’s after-tax cost, reduced by any promotional allowances and volume rebates offered by manufacturers and McLane, and will pay McLane an agreed upon delivery fee by region, subject to fuel cost-related surcharges or credits. The Distribution Service Agreement provides for a partial pass-thru to the Company of manufacturer price-protection arrangements, an early payment rebate feature and mutual renegotiation rights upon certain material changes in the business of either party. The Distribution Service Agreement expires December 31, 2010 and may be terminated by either party upon 180 days advance written notice or immediately upon the occurrence of certain events customarily giving rise to a right of termination.

The foregoing description of the Distribution Service Agreement is qualified in its entirety by reference to the text of the Distribution Service Agreement itself, a copy of which will be filed with the Company’s annual report on Form 10-K for the fiscal year ending December 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: December 27, 2007	By:	/s/ Sam L. Susser
	Name:	Sam L. Susser
	Title:	President and Chief Executive Officer